EXHIBIT 99.1

For Immediate Release

January 31, 2005

For more information:

Leslye Grindle
Chief Financial Officer
770 716-6999
LGrindle@SouthernCommunityBank.com

SOUTHERN COMMUNITY BANCSHARES REPORTS
RECORD EARNINGS FOR 2004

FAYETTEVILLE, GA, January 31, 2005 — Southern Community Bancshares (OTC: SNCB), the parent company of Southern Community Bank, reports net interest income for the year ended December 31, 2004, of $8,905,066 as compared to $5,989,703 for the same period last year. This is an increase of $2,915,363 or 49%. Net income for the year ended December 31, 2004, was $1,680,324 or $.65 per basic share. This compares to $1,591,603 or $.62 per share for the same period in 2003.

Total assets at December 31, 2004, were $271.2 million as compared to the prior year level of $195.6 million. This is an increase of $75.6 million or 39%. Net loans at December 31, 2004 were $184.7 million and have increased $60.9 million or 49% over the past twelve months. Deposits increased $56 million over the past twelve months to $215.7 million as of December 31, 2004.

Based in Fayetteville, Georgia, Southern Community Bancshares, Inc. is a bank holding company that provides traditional bank products and services through its subsidiary, Southern Community Bank. Southern Community Bank has locations in Fayetteville, Peachtree City, Newnan, Locust Grove and Jonesboro, Georgia. The stock is quoted over the counter under the symbol “SNCB”.

Southern Community Bancshares
Consolidated Balance Sheets
(Unaudited)

	December 31	December 31,

	2004	2003
Assets

Cash and due from banks	$3,644,669	3,806,961
Interest bearing DDA	2,038,231	—
Federal funds sold	18,378,000	616,000
Securities available-for-sale	50,615,684	59,799,452
Restricted equity securities	1,471,300	750,000

Loans	186,737,227	125,201,122
Less allowance for loan losses	2,016,557	1,419,479

Loans, net	184,720,670	123,781,643

Premises and equipment	7,777,049	5,210,422
Other assets	2,599,675	1,681,265

Total assets	$271,245,278	195,645,743

Liabilities and Shareholders’ Equity

Deposits
Noninterest-bearing	$21,424,871	22,113,953
Interest-bearing	194,339,362	137,661,115

Total deposits	215,764,233	159,775,068

Federal Home Loan Bank advances	24,000,000	15,000,000
Securities sold under repurchase agreements	4,752,914	1,704,188
Other liabilities	697,849	680,554
Subordinated debentures	5,774,000	—

Total liabilities	250,988,996	177,159,810

Shareholders’ equity
Capital stock, no par value; 10,000,000 shares authorized; 2,580,526 and 1,934,777 shares issued and outstanding, respectively	16,054,796	16,050,433
Retained earnings	4,453,936	2,773,611
Retained earnings	4,453,936	2,773,611
Accumulated other comprehensive (loss)	(252,450)	(338,111)

Total shareholders’ equity	20,256,282	18,485,933

Total liabilities and shareholders’ equity	$271,245,278	195,645,743

Southern Community Bancshares
Consolidated Statements of Income
(Unaudited)

	Twelve Months Ended
	December 31,
	2004	2003
Interest income
Loans, including fees	$11,215,484	$7,660,995
Taxable securities	1,827,419	1,151,862
Nontaxable securities	379,233	223,179
Federal funds sold	130,289	59,436
Interest bearing deposits	17,633	—

Total interest income	13,570,058	9,095,472

Interest expense
Deposits	3,850,358	2,928,728
Other borrowings	814,636	177,041

Total interest expense	4,664,994	3,105,769

Net interest income	8,905,064	5,989,703
Provision for loan losses	1,031,121	420,000

Net interest income after provision for loan losses	7,873,943	5,569,703

Other income
Service charges on deposit accounts	461,262	371,598
Gain on sale of securities available-for-sale	85,416	269,629
Gain on sale of loans	—	21,113
Other operating income	66,766	60,002

Total other income	613,444	722,342

Other expenses
Salaries and employee benefits	3,426,141	2,143,731
Equipment and occupancy expenses	814,069	510,735
Other operating expenses	1,805,418	1,249,076

Total other expenses	6,045,628	3,903,542

Net income before income taxes	2,441,759	2,388,503
Income tax expense	761,436	796,900

Net income	$1,680,323	$1,591,603

Basic earnings per share	$0.65	$0.62